Exhibit 99.1

OPNET Announces Results for Fourth Quarter of Fiscal 2006

Record revenue of $21.3 million

Earnings per share of $0.05

BETHESDA, MD – May 17, 2006 —OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that quarterly revenue for the fourth fiscal quarter, ended March 31, 2006, was $21.3 million, compared to $17.2 million for the same quarter in the prior fiscal year. Earnings per share for the fourth quarter of fiscal 2006 were $0.05 on a diluted basis, compared to negative $0.03 for the same quarter in the prior fiscal year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are very pleased to report a second consecutive quarter of record revenue across all three revenue categories: new software licenses, software license updates and technical support, and professional services. We achieved record quarterly gross profit of $16.5 million, driven by new software license revenue of $9.3 million. Operating income for Q4 improved by $474 thousand from the prior quarter. We also ended the quarter with strong deferred revenue of $16.6 million. Legal expenses related to the lawsuit filed by Compuware Corporation in September of 2004 once again put considerable pressure on our operating margin, as we incurred related legal expenses during Q4 of $884 thousand.”

Financial Highlights for the Fourth Quarter of Fiscal Year 2006

•	Grew revenue year over year 23.8% to $21.3 million from $17.2 million for the same quarter of fiscal 2005. Revenue for the quarter grew sequentially 5.9% from $20.1 million for the third quarter of fiscal 2006.

•	Grew license revenue year over year 17.7% to $9.3 million from $7.9 million for the same quarter of fiscal 2005. License revenue for the quarter grew sequentially 10.6% from $8.4 million for the third quarter of fiscal 2006.

•	Ended the quarter with strong deferred revenue of $16.6 million, down sequentially from $16.8 million.

•	Improved our gross profit sequentially to $16.5 million during the fourth quarter of fiscal 2006 from $15.6 million.

•	Improved our operating income sequentially to $793 thousand during the fourth quarter of fiscal 2006 from $319 thousand.

Mr. Cohen continued, “In addition to achieving impressive financial results during Q4, we also started recording revenue associated with our worldwide distribution agreement with Cisco Systems. Additionally, on April 11, 2006, we announced that the civil actions between Compuware and OPNET had been amicably resolved.”

First Quarter Fiscal Year 2007 Financial Outlook

OPNET currently expects fiscal first quarter fiscal 2007 revenue to be between $20.7 and $22.1 million, and earnings per share to be between breakeven and $0.05. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will hold an investor conference call on Wednesday, May 17, 2006 at 5:00 pm Eastern Time to discuss the overall results of Q4.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or

•	Use the webcast at www.opnet.com, or at www.investorcalendar.com (click on OPNT under “VCalls by Date”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•	Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 286, conference ID # 198964. The replay will be available from 7:00 pm Eastern Time May 17th through 11:59 pm Eastern Time May 21st.

•	The webcast will be available at www.opnet.com or at www.investorcalendar.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Media Contact:	OPNET Investor Relations:

Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005
Revenue:
New software licenses	$9,330	$7,929	$31,976	$29,507
Software license updates and technical support	6,304	5,188	24,226	19,805
Professional services	5,642	4,062	19,913	14,931

Total revenue	21,276	17,179	76,115	64,243

Cost of revenue:
New software licenses	111	200	657	778
Software license updates and technical support	705	614	2,637	2,348
Professional services	3,744	3,026	13,705	10,154
Amortization of acquired technology	257	191	832	651

Total cost of revenue	4,817	4,031	17,831	13,931

Gross profit	16,459	13,148	58,284	50,312

Operating expenses:
Research and development	4,847	4,619	18,643	15,455
Sales and marketing	7,311	6,235	26,300	22,803
General and administrative	3,508	3,877	13,375	9,742

Total operating expenses	15,666	14,731	58,318	48,000

Income (loss) from operations	793	(1,583)	(34)	2,312
Interest and other income, net	807	597	2,680	1,384

Income (loss) before provision for income taxes	1,600	(986)	2,646	3,696
Provision (benefit) for income taxes	615	(335)	509	1,644

Net income (loss)	$985	$(651)	$2,137	$2,052

Basic net income (loss) per common share	$0.05	$(0.03)	$0.10	$0.10

Diluted net income (loss) per common share	$0.05	$(0.03)	$0.10	$0.10

Basic weighted average common shares outstanding	20,111	20,248	20,374	20,158

Diluted weighted average common shares outstanding	20,380	20,548	20,604	20,624

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	March 31, 2006	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$66,710	$38,171
Marketable securities	19,151	44,014
Accounts receivable	12,765	13,480
Unbilled accounts receivable	2,616	2,341
Deferred income taxes, prepaid expenses and other current assets	2,339	3,729

Total current assets	103,581	101,735

Property and equipment, net	6,088	6,227
Intangible assets, net	1,240	1,279
Goodwill	14,639	14,639
Deferred income taxes and other assets	1,799	1,306

Total assets	$127,347	$125,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,019	$828
Accrued liabilities	8,539	6,874
Deferred and accrued income taxes	527	380
Notes payable	47	—
Deferred rent	89	—
Deferred revenue	15,800	14,824

Total current liabilities	26,021	22,906

Notes payable	103	150
Deferred rent	1,033	1,107
Deferred revenue	779	1,058
Deferred income taxes	13	—

Total liabilities	27,949	25,221

Commitments and contingencies (Note 8)
Stockholders’ equity:
Common stock	27	26
Additional paid-in capital	80,984	79,421
Deferred compensation	(393)	(15)
Retained earnings	26,850	24,713
Accumulated other comprehensive loss	(345)	(80)
Treasury stock, at cost	(7,725)	(4,100)

Total stockholders’ equity	99,398	99,965

Total liabilities and stockholders’ equity	$127,347	$125,186

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